Exhibit 99.B(d)(105)

Schedule A

to the

Sub-Advisory Agreement

between

SEI Investments Management Corporation

and

PanAgora Asset Management Inc.

As of May 10, 2007, as amended June      , 2007

SEI INSTITUTIONAL INVESTMENTS TRUST

Small/Mid Cap Equity Fund

Small Cap Fund

Emerging Markets Equity Fund

SEI Investments Management Corporation	PanAgora Asset Management Inc.

By:	By:

Name:	Name:

Title:	Title:

Schedule B

to the

Sub-Advisory Agreement

between

SEI Investments Management Corporation

and

PanAgora Asset Management Inc.

As of May 10, 2007, as amended June       , 2007

Pursuant to Paragraph 4, the Adviser shall pay the Sub-Adviser compensation at an annual rate as follows:

SEI Institutional Investments Trust

Small/Mid Cap Equity Fund	x.xx%
Small Cap Fund	x.xx%
Emerging Markets Equity Fund

The fee for the Emerging Markets Equity Fund will be calculated based on the average daily value of the Assets of the Fund managed by the Sub-Adviser aggregated with the average daily value of the assets of such other SEI mutual funds or accounts with similar mandates (i.e., emerging markets) as the Sub-Adviser may now or in the future agree to provide investment advisory/sub-advisory services.  For the avoidance of doubt, the term “similar mandate” does not include developed markets, domestic small cap, or international mandates.  The Emerging Markets Equity Fund’s fee will be its pro rata portion of the total fee calculated as set forth below:

x.xxx% on the first $xxx million of Assets;

x.xxx% on the next $xxx million of Assets;

x.xx% on Assets over $xxx million.

Agreed and Accepted:

SEI Investments Management Corporation	PanAgora Asset Management Inc.

By:	By:

Name:	Name:

Title:	Title: